Exhibit 99.1

WINDTAMER CORPORATION ANNOUNCES APPOINTMENT OF MARK MATTHEWS AS VICE PRESIDENT OF SALES AND MARKETING

ROCHESTER, NY - (Marketwire - 12/17/09) - WindTamer Corporation ("WindTamer" or the "Company") (OTC.BB:WNDT-News), a developer and manufacture of a patented new wind turbine technology, announced today that Mark Matthews has been appointed Vice President of Sales and Marketing.

Prior to joining WindTamer Corporation, Mr. Matthews was Vice President of Government and Commercial Sales for Ultralife Corporation (NASDAQ: ULBI), where he managed a 15 person direct sales force with over 50 distributors and agents located on six continents.  Prior to that, as Vice President/General Manager of Government and Defense Products at Ultralife, Mr. Matthews was responsible for all sales and engineering activities in the Government/Defense business unit. Mr. Matthews’ previous positions at Ultralife included Director of Sales, Director of Quality and Lead Cell and Battery Designer. During his tenure at Ultralife, starting in August 2000, Mr. Matthews was a key contributor in driving company revenues from $32 million to over $250 million through product design and sales leadership.

Prior to joining Ultralife Mr. Matthews was a lithium sulfur dioxide cell designer from 1997 to 2000 at Saft America and as a thermal battery design engineer for Eagle Picher from 1995 to 1997.

Mr. Matthews holds a B.S. in Engineering Management and Chemical Engineering from Missouri University of Science and Technology.

"Mark Matthews understands energy systems," said William A. Schmitz, President of WindTamer Corporation.  "He has spent his entire career engineering and improving energy systems and finding new ways to solve energy problems for customers.  This is a perfect fit for WindTamer, because we are all about creating sensible value propositions for our customers from an exciting new technology.  When you combine Mark's technical expertise from years of designing energy systems to his proven ability to organize a global sales organization through both direct and distribution partners you have a powerful new element that has just been added to the WindTamer team. In addition, Mark's particular expertise in Governmental sales and his long experience in effectively communicating a new technology's value to the customer will be major factors in driving WindTamer's revenue growth as we bring our patented wind turbine technology to market."

Gerald E. Brock, WindTamer's founder, Chairman, Chief Executive Officer and inventor of the patented WindTamer technology, said, "The addition of Mark Matthews to our management team continues my previously-stated and unwavering commitment to our shareholders to bring a management team to WindTamer with the skills and background to move our company into full-scale manufacturing and sales in 2010 and to make WindTamer what it deserves to be and will be - a worldwide leader in wind turbine sales."

Mark Matthews said, "The WindTamer turbine is a superior product that performs at a higher level than anything else on the market. I am extremely enthusiastic about the opportunity to communicate the value of the WindTamer technology to the energy marketplace."

About WindTamer Corporation

 WindTamer Corporation (http://www.windtamerturbines.com) is a developer and manufacturer of highly efficient wind power generators that utilize our Patented "Fluid-Driven Vacuum-Enhanced Generator" technology for the production of electrical power. Applications of WindTamer turbines include stand-alone and roof-mounted residential; stand-alone and roof-mounted commercial and industrial; wind farms; boat-dock, RV and other recreational applications; portable and transportation; and back-up power sourcing.

Forward-Looking Statements

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  WindTamer Corporation cautions investors not to place undue reliance on forward-looking statements, which reflect WindTamer’s analysis only as of today’s date.  There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  WindTamer undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect WindTamer’s financial results, is included in WindTamer’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.

Contact:

WindTamer Corporation

Investor Relations

Cherrie Mahon

(585) 243-4040

ircontact@windtamerturbines.com